UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2017
MVP REIT II, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	333-205893	47-3945882
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8880 W. SUNSET ROAD SUITE 240, LAS VEGAS, NV 89148

(Address of principal executive offices)
(Zip Code)

Registrant's telephone number, including area code: (702) 534-5577

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets.

MVP REIT II, Inc. (the "Company"), through MVP Preferred Parking, LLC, an entity owned by the Company and referred to herein as the "Purchaser", entered into a purchase and sale agreement to purchase from System Property Development Company, Inc., and 1310 Congress Street, LLC, a multi-level parking garage consisting of approximately 500 parking spaces, together with a surface parking lot consisting of approximately 28 parking spaces and approximately 784 square feet of office space located in Houston, Texas, for a purchase price of $20.5 million, plus acquisition and financing-related transaction costs.  The Company owns a 100% equity interest in the Purchaser.

On June 29, 2017, the Purchaser completed the purchase, from System Property Development Company, Inc., and 1310 Congress Street, LLC, of the parking garage and surface parking lot under the terms of the purchase and sale agreement.  The parking garage and surface parking lot will be operated by iPark Services, LLC under long-term lease agreements (the "Leases").  The purchase price was funded from MVP REIT, Inc and MVP REIT II, Inc's two lines of credit from KeyBank in the amount of $11,275,000 from the Unsecured Credit Facility Line of Credit and $6,000,000 from the Working Capital Line of Credit with interest rates per annum of 30 Day LIBOR + 2.5% and 4.5% respectively; a $500,000 loan from iPark Services, LLC who is the tenant under the Leases with a maturity date of September 30, 2017 at an interest rate per annum of 5.75%; a loan from the Company's Advisor, MVP Realty Advisors, LLC in the amount of $2,100,000 with a maturity date of June 29, 2018 and an interest rate per annum of 5%; a deferral of a $300,000 real estate commission due to JNL Parking for a period of three months at an interest rate per annum of 1%, with the remaining amounts funded through the Company'cash flow.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MVP REIT II, INC. (Registrant)

Date: July 6, 2017	By:	/s/ Michael V. Shustek
Michael V. Shustek
Chief Executive Officer